To ICN Pharmaceuticals, Inc.:

   We consent to the incorporation by reference in the registration statement of ICN Pharmaceuticals, Inc. on Form S-8 (File No. 33-56971) of our report dated February 19, 1996, on our audits of the consolidated financial statements and consolidated financial statement schedule of ICN Pharmaceuticals, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report as it relates to 1994 and 1993 includes an emphasis of a matter paragraph related to certain transactions between affiliates, included in this annual report on Form 10K.



                      COOPERS & LYBRAND L.L.P.


Los Angeles, California
March 29, 1996